Exhibit 99.1

Body Central Corp. Fiscal Year Net Income Increases 101% to $19.7 Million

Jacksonville, FL — March 8, 2012 — Body Central Corp. (Nasdaq: BODY) today announced financial results for the fourth quarter and fiscal year 2011.

Highlights for the fourth quarter ended December 31, 2011:

•                  Net revenues for the quarter increased 20.4% to $80.7 million, compared to $67.1 million last year.

•                  Store sales rose 20.7% to $73.0 million driven by a comparable-store sales increase of 6.8% and net store unit growth of 15.3%.

•                  Operating income increased 61.7% to $9.8 million as compared to $6.1 million last year. Operating margin increased to 12.2% of net revenues from 9.0% of net revenues for the same period last year.

•                  Net income was $6.1 million, or $0.38 per diluted share based on 16.2 million weighted average shares outstanding, as compared to net income of $2.7 million, or $0.18 per diluted share based on 15.6 million weighted average shares outstanding for the fourth quarter of 2010.

•                  The Company opened 16 new stores during the fourth quarter and operated 241 stores as of December 31, 2011.

Highlights for the fiscal year ended December 31, 2011:

•                  Net revenues increased 21.8% to $296.5 million from $243.4 million for the same period a year ago.

•                  Store sales rose 25.0% to $261.8 million driven by a comparable-store sales increase of 11.3% and net store unit growth of 15.3%.

•                  Operating income increased 58.0% to $31.4 million as compared to $19.9 million last year.  Operating margin increased to 10.6% of net revenues from 8.2% of net revenues for the same period last year.

•                  Net income was $19.7 million or $1.22 per diluted share based on 16.2 million weighted average shares outstanding, as compared to net income of $9.8 million, or $0.73 per diluted share based on 13.4 million weighted average shares outstanding for fiscal 2010.

•                  The Company opened 33 new stores during fiscal year 2011.

Allen Weinstein, Body Central’s President and CEO, stated: “We closed 2011 with strong sales and earnings growth in the fourth quarter. In addition, we ended the quarter with inventory current and on plan. We are against two consecutive years of mid-teen comp sales increases in the first quarter and have experienced a softening in our sales trend quarter-to-date. Our direct business is ahead of plan. We have taken steps to enhance the merchandise assortment and expect sales trends to improve in the second quarter. Also, we are on track to open at least 35 new stores this year including 4 new stores and 2 store closings in the first quarter of 2012. We remain confident in our ability to drive positive comp sales and margin improvement for the year.”

Balance Sheet highlights as of December 31, 2011:

Cash and cash equivalents were $42.0 million at the end of the fourth quarter compared to $16.2 million in the prior year.

The Company had no long-term debt at the end of the fourth quarter in either 2011 or 2010.

Inventories at the end of the fourth quarter were $21.1 million compared to $18.4 million at the end of the fourth quarter of 2010. Average store inventories increased 4.3% from one year ago.

Reported results are preliminary and not final until the filing of our Form 10-K with the SEC and remain subject to adjustment.

Outlook

For the first quarter of fiscal 2012, the Company expects net revenues in the range of $80 million to $82 million and diluted earnings per share in the range of $0.34 to $0.36, based on diluted weighted-average shares outstanding of 16.2 million.

For fiscal 2012, the Company expects net revenues in the range of $343 million to $348 million and diluted earnings per share in the range of $1.46 to $1.50, based on diluted weighted-average shares outstanding of 16.3 million.

Conference Call Information

A conference call to discuss fourth quarter financial results is scheduled for today, March 8, 2012, at 4:30 PM Eastern Time. The conference call will also be webcast live at www.bodyc.com. To access the replay of this call, please dial (877) 870-5176 and enter pin number 1975043. The replay is available until March 22, 2012. A replay of this call will also be available on the Investor Relations section of the Company’s website, www.bodyc.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of March 8, 2012 the Company operated 241 specialty apparel stores in 24 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central(R) and Lipstick(R) labels.

CONTACT:

Tom Stoltz

Executive Vice President and Chief Financial Officer

904-207-6720

tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations;  (6) our dependence on a strong brand image; (7) our direct business growing consistently with our growth strategy; (8) our information technology systems supporting our current and growing business, before and after our planned upgrades; (9) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (10) our dependence upon key executive management or our inability to hire or retain additional personnel;  (11) disruptions in our supply chain and distribution facility; (12) our lease obligations; (13) our reliance upon independent third-party transportation providers for all of our product shipments; (14) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (15) the seasonality of our business; (16) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (17) the impact of governmental laws and regulations and the outcomes of legal proceedings;  (18) our maintaining effective internal controls; and (19) our ability to protect our trademarks or other intellectual property rights.

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Fiscal Year Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011
	(in thousands, except share and per share data)
Net revenues	$80,736	$67,076	$296,500	$243,364
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	52,700	43,486	193,101	161,802
Gross profit	28,036	23,590	103,399	81,562
Selling, general and administrative expenses	16,830	16,257	66,803	56,920
Depreciation and amortization	1,389	1,263	5,204	4,773
Impairment of long-lived assets	—	—	—	—
Income from operations	9,817	6,070	31,392	19,869
Interest expense, net of interest income	(2)	711	(16)	3,292
Other expense (income), net	(31)	413	(237)	308
Income before income taxes	9,850	4,946	31,645	16,269
Provision for income taxes	3,711	2,198	11,925	6,458
Net income	$6,139	$2,748	$19,720	$9,811

Net income per common share:
Basic	$0.38	$0.21	$1.25	$2.77
Diluted	$0.38	$0.18	$1.22	$0.73

Weighted-average common shares outstanding:
Basic	16,014,571	13,400,952	15,780,908	3,502,657
Diluted	16,243,016	15,565,686	16,218,382	13,383,642

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	January 1,
	2011	2011
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$41,993	$16,202
Accounts receivable	2,607	1,258
Inventories	21,141	18,369
Prepaid expenses and other current assets	4,293	3,933
Deferred tax asset, current	1,953	1,425
Total current assets	71,987	41,187
Property and equipment, net of accumulated depreciation and amortization	22,159	17,071
Goodwill	21,508	21,508
Intangible assets, net of accumulated amortization	16,542	17,128
Other assets	106	102
Total assets	$132,302	$96,996

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,498	$14,880
Accrued expenses and other current liabilities	18,608	14,605
Total current liabilities	35,106	29,485
Other liabilities	7,899	5,149
Deferred tax liability, long-term	4,225	4,220
Total liabilities	47,230	38,854
Commitments and contingencies
Stockholders’ equity	85,072	58,142

Total liabilities and stockholders’ equity	$132,302	$96,996

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	December 31, 2011	January 1, 2011
	(in thousands)
Cash flows from operating activities
Net income	$19,720	$9,811
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,204	4,773
Stock-based compensation	1,060	563
Deferred income taxes	(523)	2,076
Excess tax benefits from stock-based compensation	(3,453)	—
Loss on disposal of property and equipment	29	534
Changes in assets and liabilities:
Accounts receivable	(1,349)	(350)
Inventories	(2,772)	(5,471)
Prepaid expenses and other current assets	(360)	(1,285)
Other assets	(4)	19
Accounts payable	1,618	5,802
Accrued expenses and other current liabilities	4,238	1,963
Income taxes	3,218	156
Other liabilities	2,822	818
Net cash provided by operating activities	29,448	19,409
Cash flows from investing activities
Purchases of property and equipment	(9,806)	(6,804)
Net cash used in investing activities	(9,806)	(6,804)
Cash flows from financing activities
Principal payments on long-term debt	—	(38,250)
Excess tax benefits from stock-based compensation	3,453	—
Proceeds from public offerings, net of issuance costs	1,143	38,152
Proceeds from the issuance of stock options	1,553
Redemption of Series C preferred stock	—	(3,531)
Net cash provided by (used in) financing activities	6,149	(3,629)
Net increase in cash and cash equivalents	25,791	8,976
Cash and cash equivalents
Beginning of year	16,202	7,226
End of period	$41,993	$16,202